Exhibit 10.3

February 2, 2016

Mr. James Craig

2233 Dr Sanders Road

Cross Roads, TX 76227

Dear Jim,

We are pleased to have you serve in the position of President – Strategic Capacity Solutions (“SCS”) of USA Truck, Inc. (the "Company"). The following outlines the terms of employment, but does not constitute a contract of employment or a guarantee of employment. This offer is subject to final approval by the Company's Board of Directors.

Compensation

•	Your current annual base salary will be $300,000, which will be paid in monthly installments on the last business day of each month in the amount of $25,000.

•	You will participate in the established Company Management Bonus Plan. For 2016, you will be entitled to:

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a cash bonus of up to 100% of your pro-rated base salary for 2016 with a target of 60% thereof, depending upon performance relative to goals predetermined by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”);

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an equity grant of restricted shares of the Company’s common stock equal to 40% of your annualized base salary for 2016; provided, that if the date upon which your employment with the Company commences is on or after February 15, 2016, this equity grant shall be based on (a) your annualized base salary for 2016, times (b) the number of days employed by the Company in 2016, divided by (c) 320. The number of restricted shares awarded will be based upon your annualized base salary or prorated base salary over such 320 days, as the case may be, and the closing price of the Company’s common stock on the day before your employment with the Company begins. Vesting of this award depends upon performance relative to goals predetermined by the Committee, and is subject to additional time vesting. The Committee will determine whether such performance goals have been achieved in early 2017, following receipt of the Company’s 2016 full-year results, at which time some or all of the restricted shares may be forfeited if the performance goals are partially achieved or are not achieved. The non-forfeited restricted shares will then vest 25% per annum such that by January 31, 2020, the award shall be fully earned, subject to continued employment and certain other forfeiture provisions. For example, if the Committee determines on January 31, 2017, that the performance goals for 2016 have been achieved at the 50% level, half of the restricted shares will be forfeited, 25% of the remaining restricted shares will vest on the date of such determination, and the remaining restricted shares will vest in three installments of 25% each commencing January 31, 2018;

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an equity grant of restricted shares of the Company’s common stock equal to 100% of your annualized base salary for 2016; provided, that if the date upon which your employment with the Company commences is on or after February 15, 2016, this equity grant shall be based on (a) your annualized base salary for 2016, times (b) the number of days employed by the Company in 2016, divided by (c) 320. The number of restricted shares awarded will be based upon your annualized base salary or prorated base salary over such 320 days, as the case may be, and the closing price of the Company’s common stock on the day before your employment with the Company begins. Vesting of this award depends upon attainment of the return on invested capital goals for the period 2016-2018 as described on Exhibit A. The Committee will determine whether and to what extent such performance goals have been achieved in early 2019, following receipt of the Company’s 2018 full-year results, and this equity grant, if earned, will vest on the date of such determination; and,

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in the event of a Change in Control as defined in Exhibit B hereto, any unvested time vested shares would become fully vested and any unvested performance vested shares would vest in an amount equal to the number of restricted shares that would vest based upon achievement of the target level of any related performance criteria over the applicable performance period, as more fully described in, and subject to, the award agreement relating to such shares.

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You will receive an initial equity grant of $250,000 based on the closing price of the Company’s common stock on the date your employment with the Company begins, which will vest in its entirety if for the fiscal year ended December 31, 2018 (“the Measurement Period”) SCS achieves Capital Adjusted Operating Income of $25.0 million (the "Performance Target").  For purposes of this paragraph, “Capital Adjusted Operating Income” shall mean (a) GAAP Operating Income of SCS, less (b) the cost of capital allocated to SCS for business acquisitions at the rate of 12% per annum.  If the Performance Target is not met for the Measurement Period but is equal to or greater than $22.5 million for the Performance Period, the number of shares vested shall be prorated from 50% to 100% based on the difference in such results. If the Performance Target is met for any four consecutive quarters between the fiscal quarter ended December 31, 2016, and the fiscal quarter ended September 30, 2018, 50% of the grant shares shall be deemed vested with the balance subject to measurement during the Measurement Period.

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You will be paid a cash bonus of $50,000 on the date the Company pays its 2015 cash bonuses to its senior executives, but in no event later than March 31, 2016, subject to your being employed by the Company on that date.

•	You will be provided a laptop and smart phone at the Company's expense.

•	All payments provided for hereunder will be subject to required withholding of federal, state and local income, excise, and employment-related taxes.

Benefits

•	You will receive three weeks paid vacation per year.

•	You are eligible for, and may participate in, the Company's 401(k) Plan subject to Company policies and the terms of that plan as in effect from time to time.

•	You are eligible for, and may participate in, the Company's Employee Stock Purchase Plan subject to Company policies and the terms of that plan as in effect from time to time.

•	The Company is currently a sponsor of the Arkansas Best Federal Credit Union and you may be eligible to participate in programs made available to the Company's employees.

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You are eligible for, and may participate in, the Company's Medical, Dental and Vision and Prescription Drug plans subject to Company policies and the terms of those plans as in effect from time to time.

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You will receive $1,000 per year to be applied towards premium payments on a supplemental term life insurance or you may choose to receive it as wages in your monthly payroll check (at the rate of $83.33 per month).

Confidential Information or Trade Secrets

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You will observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property. You agree that you will comply with the Company's employee handbook, Code of Business Conduct and Ethics Policy, the Open Door Policy, the Whistleblower Policy, and any other policies of the Company as they relate to employees or directors of the Company.

Severance and Change in Control Agreement

●	You and the Company will enter into an agreement providing severance and change in control benefits on the date hereof in the form of Exhibit B attached hereto and incorporated by reference herein.

This letter does not create an express or implied contract of employment or any other contractual commitment. This letter contains the complete, final, and exclusive embodiment of the understanding between you and the Company regarding the terms of your employment and supersedes in all respects any prior or other agreement or understanding, written or oral, between you and the Company with respect to the subject matter of this letter. Your employment relationship with the Company is on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time for any or no reason, consistent with applicable law. Notwithstanding the terms of this letter, the Company shall have the right change its compensation, welfare, benefit, incentive, and employment plans, policies, and terms from time to time.

You represent and warrant that your signing of this letter and the performance of your obligations under it (including, without limitation, your employment with the Company and your performance of services for the Company) will not breach or be in conflict with the covenant not to compete and similar obligations by which you are bound. You agree that you will endeavor to secure a full or partial waiver of the Notice Requirement from your current employer. You agree that you will not disclose to or use on behalf of the Company any proprietary information of another person or entity without that person's or entity's consent.

We ask that you acknowledge your acceptance of the terms of this letter by signing below and faxing or emailing the signed letter to my attention.

Sincerely,

John R. Rogers

President and Chief Executive Officer

Agreed and Accepted

/s/ James A. Craig
James A. Craig

Exhibit A

Restricted shares will vest in an amount equal to the product of (i) the number of shares granted and (ii) the percentage between 20% and 100% corresponding linearly to the level achievement of the ROIC between 8% and 12%, as set forth in the table below (with fractional shares rounded to the nearest whole share).

Performance Period: January 1, 2016 – December 31, 2018

Vesting Level	ROIC(1) Performance Goal	Performance-Vested Shares Issued
-	Less than 8%	0
Minimum (20% of performance- vested shares vest)	At least 8%	20% of performance-vested shares
Target (60% of performance- vested shares vest)	Greater than or equal to 10%	↕ (linear) 60% of performance-vested shares
Maximum (100% of performance- vested shares vest)	Greater than or equal to 12%	↕ (linear) 100% of performance-vested shares

(1)	Returned on Invested Capital ("ROIC") is calculated as follows, based upon consolidated financial results for the Company:

ROIC =	(tax-affected operating income)
(total assets) — (cash on hand)

Adjustment by the Committee. The Committee retains the sole and absolute discretion to make any adjustment to the Performance Goal it deems necessary for any unusual, extraordinary, non-recurring, or similar events occurring during the Performance Period.

Exhibit B

[Severance and Change In Control Agreement Attached]